                                January 5, 2000


American Group, Inc.
7777 Glades Road, Suite 211
Boca Raton, Florida 33434
Attn: Eric W. Deckinger, President

RE: Loan to purchase soil blending equipment

Dear Mr. Deckinger:

         We are pleased to advise that Republic Bank (the "Lender") has approved a commercial term loan (the "Loan") to be issued to American Group, Inc. for the purpose of purchasing soil blending equipment (the "Equipment") from Industrial Conveyor Systems, Inc. (the "Dealer"), subject to the following terms and conditions:

         1. Borrower. The Borrower shall be American Group, Inc., a Nevada corporation, authorized to do business in Florida under the name "Moss, Inc." This Commitment shall not be assignable by the Borrower. Any purported assignment of this Commitment by the Borrower without Lender's prior written consent shall render this Commitment null and void.

         2. Guarantor and Security for Guaranty. Lender shall require the unconditional and irrevocable personal guaranty of Eric W. Deckinger (the "Guarantor") as to repayment of the Loan (the "Guaranty"). The Guaranty shall be secured by a second mortgage (the "Mortgage") on Guarantor's residence, the address of which is 7099 Valencia Drive, Boca Raton, Florida 33433, which mortgage shall be limited to secure the sum of $300,000.00, notwithstanding that the Guaranty shall be unlimited. Prior to closing, Guarantor shall provide an estoppel letter to Lender from the first mortgage lender confirming the balance of the first mortgage loan. At closing, Guarantor shall execute a notice limiting advances under the first mortgage to $630,000.00. Provided Borrower's earnings before interest, taxes, depreciation and amortization ("EBITDA") for Borrower's fiscal year ending April 30, 2001 are greater than $1,000,000.00, and no default then exists under the Loan, Lender will satisfy the Mortgage. Borrower's EBITDA for such period shall be confirmed by a certification from the certified public accountants who prepared Borrower's audited statements. The satisfaction of the Mortgage shall not operate as a release of the Guaranty, which shall remain in effect until the Loan is paid in full. The Borrower and the Guarantor will sometimes hereafter collectively be referred to as the "Borrower Group."

         3. Amount. The amount of the Loan shall be $800,000.00.

         4. Collateral. The Loan shall be secured by a first priority security interest in the Equipment being purchased from the proceeds of the Loan. All Equipment shall be new and subject to the approval of Lender as to funding. All persons or entities, including without limitation, any person having any ownership interest in the Equipment shall join in executing Lender's security instruments as required for Lender to perfect a first priority security interest in the Equipment with priority even by claims by the Dealer. Borrower shall provide to Lender prior to closing, a schedule of the Equipment, including but not limited to, make, model and serial numbers. Borrower shall also provide to Lender prior to closing, a copy of the purchase documentation for the Equipment and, if applicable, an assignment of the purchase contract, together with Dealer's consent thereto, to Borrower. Borrower represents that the net cost of the Equipment is not less than $1,475,000 and that it has no separate agreement with the Dealer as to any rebate or reduction in the cost or in the Dealer Loan.

         5. Loan Term. The Loan shall mature forty-two months from the date of closing (the "Maturity Date").

         6. Interest Rate. Interest on the Loan shall accrue from the date of the Note at a fixed rate equal to nine and three-quarters percent (9.75%) per annum. The interest rate shall not exceed the highest rate allowable under the laws of Florida. Interest shall be calculated on the basis of a 360-day year and the actual days elapsed.

         7. Payments. Commencing thirty (30) days after the date of Loan closing and continuing on the same day of each month thereafter through the payment due six months after the closing date (the "Conversion Date"), monthly payments of interest accrued on the principal balance outstanding from time to time shall be due and payable to Lender and shall be paid from the interest reserve described in the following paragraph. In the event that the interest reserve is insufficient to pay any payment of interest, Borrower shall pay the same out of pocket upon receipt of Lender's demand therefor. Commencing on the first payment due date after the Conversion Date, monthly principal and interest payments in an amount determined by Lender by amortizing the principal balance of the Loan on the Conversion Date, together with interest, in amounts sufficient to fully amortize the Loan over a seven (7) year period, shall commence to be due and shall continue to be due monthly through the Maturity Date, on which date a balloon payment of the remaining principal, together with accrued interest and all other sums due Lender shall be due and payable in full. In the event that a balance remains in the interest reserve account after the Conversion Date, Lender will apply the balance to reduce the principal balance of the Loan on said date. If at any time prior to the Conversion Date the Loan shall be in default, Lender shall have the absolute right, but not the obligation, to apply the interest reserve to sums due Lender under the Loan documents.

         8. Sources and Uses of Funds. Borrower shall be required to provide equity for closing as follows: (i) a cash deposit to the Dealer in the amount of $335,000.00; (ii) equipment trade in credit from the Dealer in the amount of $125,000.00; and (iii) unsecured financing from the Dealer in the amount of $315,000.00 (the "Dealer Loan"). At closing, Lender will allocate $100,000.00 of the Loan proceeds for interest reserve payments due during the first six months of the Loan term. The balance of the Loan, together with required Borrower equity, shall fund the Equipment purchase price of $1,475,000.00. The Loan shall be funded in installments acceptable to Lender subject to Lender first receiving a perfected security interest in Equipment then funded and such Equipment being funded having a value acceptable to Lender in its sole discretion. The final installment to be funded by Lender shall not be dismissed until all Equipment is installed at a location satisfactory to Lender and fully operational. Lender shall have no obligation to fund Loan proceeds after the Conversion Date or in the event of a default by Borrower under the Loan Documents or purchase agreement.

         9. Dealer Loan. The Dealer Loan shall close simultaneously with the Loan, although the principal balance of the Dealer Loan shall be non interest bearing for the first six months of the Dealer Loan, after which date the Dealer Loan shall commence to accrue interest at a fixed rate of ten percent (10.00%) per annum, with monthly payments of accrued interest commencing to be due and payable seven months after closing on the Dealer Loan and continuing on the same day of each month thereafter for 24 months (the end of said period being the "Dealer Conversion Date"). On the Dealer Conversion Date, the principal balance of the Dealer Loan, together with interest, shall be fully amortized over an eighteen month period, with principal and interest payments due monthly, commencing with the next payment due date after the Dealer Conversion Date and continuing to be due for 18 months, until paid in full. The Dealer Loan shall be subordinated to the Loan. All documents evidencing the Dealer Loan shall be subject to the prior review and approval of Lender and its counsel. Borrower shall make no prepayment of any portion of the Dealer Loan without the prior written consent of Lender.

         10. Subordination of Shareholder Loans. All shareholder or other investor loans to Borrower shall be subordinated to the Loan pursuant to a subordination agreement, in form and substance acceptable to Lender, to be executed at closing.

         11. Issuance of Stock. Prior to closing, Borrower shall complete its proposed issuance of capital stock so as to receive additional unrestricted capital in the minimum amount of $1,500,000.00. As a condition to closing, Borrower shall provide to Lender a balance sheet, certified by Borrower's certified public accountants, evidencing the increase in capital.

         12. Commitment Fee. The Borrower shall pay Lender a non-refundable commitment fee of $8,000.00, one half of which fee ($4,000.00) shall be earned and payable upon acceptance of this commitment, with the balance due at closing. Once paid, the fees shall be non-refundable regardless of whether closing occurs.

         13. Loan Costs. All costs of originating the Loan contemplated herein shall be paid by Borrower at closing. Costs of the Loan include, but will not be limited to, Lender's legal fees, title insurance search, exam and premium, documentary stamps, intangible taxes and recording fees, UCC and corporate search charges, flood certification and tax service fees. Borrower agrees to reimburse Lender for all costs incurred in the event the Loan is not consummated.

         14. Closing Date. The Loan shall be closed and all conditions shall be satisfied on a date and time mutually satisfactory to Lender and Borrower, but no later than February 28, 2000, as to which date time is of the essence, or the Lender shall have no further obligations hereunder.

         15. Representations and Warranties. Borrower hereby represents and warrants that: (a) Borrower is a corporation validly existing and in good standing under the laws of the State of Nevada, authorized to conduct business in the State of Florida as Moss, Inc., with all necessary power to perform and comply with the provisions hereof; (b) there is no litigation or similar proceeding threatened or pending against Borrower or Guarantor except as disclosed in writing to Lender; (c) there exists no event or circumstance which, with notice or lapse of time, or both would constitute grounds for termination of this Commitment; (d) there are no outstanding or unpaid judgments against Borrower or Guarantor and all federal and state taxes, assessments or fees imposed upon Borrower or Guarantor have been paid; and (e) no consent, approval or other authorization is required with respect to this transaction from any person or under any document by which Borrower or Guarantor is obligated or bound. Borrower and Guarantor shall update the above representations and warranties and furnish at closing such additional information, representations and warranties from them or any other relevant party as the Lender may request in connection with the Loan.

         16. Closing Conditions. Lender shall receive prior to closing on the Loan at the Borrower's expense, such items as the Lender may in its sole discretion deem necessary or appropriate in order to show feasibility of repayment of the Loan and in order to evidence the Borrower's ability to provide security for the Loan, including without limitation, the following items, all satisfactory in form and content to Lender and its counsel:

             (a) Authorizations. A copy of Borrower's Articles of incorporation and bylaws, corporate borrowing resolution, tax ID number, certificate of good standing, certificate of authorization to do business in Florida, and such other documentation as Lender may require of the due organization, existence, authority, power and capacity of Borrower. Borrower shall provide to Lender prior to closing such information as Lender may require to evidence the corporate structure of Borrower and its subsidiaries, including without limitation, LPS Acquisition Corp, Lantana Peat & Soil, Inc., Lator International, Inc. and Torland.

             (b) Insurance. Evidence of general liability and casualty insurance on the Equipment with Lender named additional insured and loss payee, respectively in such amounts as Lender may require. All policies must be from an acceptable issuing company and acceptable in form and substance in all respects to Lender in its sole discretion. Attached is a notice of the Borrower's rights with respect to the placement of insurance, which notice must be executed and returned at the time of acceptance of this Commitment.

             (c) Loan Documents. Promissory note, security agreement, waiver of right to a jury trial, UCC financing statements, guaranty, mortgage, subordination agreement as to related party indebtedness, subordination agreement as to the Dealer Loan, certifications as to financial statements, landlord lien waiver, and such other documents or agreements as Lender may require to evidence and secure the Loan, all in form and content satisfactory to Lender and its counsel, in their respective sole discretion. The Loan Documents shall include provisions for default interest at the rate of 18% per annum and for late charges of 5% of the amount of any delinquent installment payment. The Loan Documents shall have financial covenants as required by Lender including the covenant by Borrower to maintain at all times that the Loan is outstanding a minimum Tangible Net Worth (as defined by Lender in the Loan Documents) of $2,500,000.00. Borrower's failure to comply with financial covenants shall be a default under the Loan.

             (d) Purchase Agreements. Fully executed purchase documentation between Borrower and the Dealer together with warranties or service contracts must be provided to Lender for review and approval by Lender prior to closing. Prior to closing, the Dealer shall provide to Lender such documentation as Lender may require evidencing receipt by Dealer of Borrower's $335,000.00 deposit for purchase of the Equipment and copies of the proposed Dealer Loan documentation.

             (e) UCC Search. A current uniform commercial code search containing no other liens on the Equipment.

             (f) Title Insurance. A title insurance commitment and after closing a title insurance policy insuring the Mortgage held by Lender that secures the Guaranty. Lender shall be furnished with an ALTA mortgagee title insurance commitment (the "Title Insurance Commitment") issued by a title insurance company acceptable to Lender (the "Title Company"), in an amount not less than the amount secured by the Mortgage ($300,000.00), subject only to those exceptions which may be approved by Lender in its sole and absolute discretion. The Title Insurance Commitment shall provide for issuance to Lender of an ALTA Form B mortgagee title insurance policy, together with the following endorsements: Florida Form 9, 6.1, and such other endorsements as may be hereafter specified by Lender. Copies of all easements, restrictions and other items of record shown on the Title Insurance Commitment as notations, requirements or exceptions shall accompany the Title Insurance Commitment. If a title agent is utilized, it must be acceptable to Lender. Further, the Title Company shall furnish to Lender an insured protection letter as to the agent. The Title Insurance Commitment shall be endorsed at Loan closing to insure the "gap," to eliminate all requirements and standard exceptions and otherwise endorsed in a manner acceptable to Lender, in its sole discretion.

             (g) Depository Relationship. Borrower shall establish and maintain a depository relationship with Lender during the term of the Loan.

         17. Leased Premises. Prior to closing, Borrower shall provide to Lender, for its review and approval, a fully executed lease with landlord lien waiver, satisfactory in all respects to the Lender and its counsel for the location where the Equipment will be utilized.

         18. Lender Not a Joint Venturer. Lender shall not be deemed to be a partner or joint venturer with Borrower or any other parties. Borrower and Guarantor will indemnify and hold Lender harmless from and against any and all liabilities, damages, claims, demands, costs, expenses and attorneys' fees resulting from such a construction of the parties and their relationship.

         19. Financial Reporting. Lender will require annual audited financial statements on Borrower and quarterly internally prepared financial statements. Said financial statements are to include accounts receivable and accounts payable aging reports, balance sheet and income statement as minimum requirements. Additionally, Lender will require annual financial statements during the term of the Loan from the Guarantor within sixty (60) days from the end of each calendar year. Federal tax returns as to the Borrower and Guarantor must be furnished and certified to Lender annually within thirty (30) days after filing. Additional financial information as to Borrower and for Guarantor shall be provided to Lender within ten (10) days after written request.

         20. No Third Party Beneficiary. This Commitment is issued solely for the benefit of Borrower. No other person or party shall be a beneficiary hereof or have any rights here under, and no rights are conferred by this Commitment upon any other person or party, whether or not their name may be used or otherwise identified in this Commitment.

         21. Termination. This Commitment may be terminated at Lender's option by written notice to Borrower at the address set forth above upon the occurrence of any of the following events:

             1. Borrower's or Guarantor's assignment for the benefit of its creditors, the admission in writing of its inability to pay its debts as they become due, the filing of a petition of bankruptcy or being adjudicated a bankrupt or insolvent, or filing of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, receivership or similar relief under any present or future statute, law or regulation.

             2. Any adverse change in the financial condition of Borrower or Guarantor.

             3. If any statement or representation made by Borrower or Guarantor in this Commitment or in support of the Loan shall prove materially untrue.

             4. Default by Borrower or Guarantor in performance of any other covenant, condition or agreement set forth in this Commitment.

             5. Failure to pay the Commitment fees when due.

             6. Failure to accept and return the original of this Commitment within the allotted time period.

         Any termination of this Commitment shall not affect Lender's right to enforce the "Loan Costs" paragraph hereof, which right shall survive any such termination.

         22. Documents, Exhibits and Requirements. All documents and exhibits required by Lender incident to the Loan are to be in form and substance acceptable to Lender, in its sole discretion. Additionally, all exhibits to this commitment shall be incorporated into and made a part of this commitment. In the event and for any reason Borrower and Lender cannot reach agreement on the form of the Loan Documents or Borrower cannot satisfy Lender's requirements for closing as determined by Lender in its sole discretion, Lender shall retain the portion of the commitment fee paid to compensate for its out-of-pocket costs and neither party shall have any further liability under this commitment.

         23. Governing Law; Interpretation. This Commitment and the Loan Documents to be delivered pursuant hereto shall be governed by the laws of the State of Florida without reference to the choice of law rules or conflict of law rules of that State. The headings of sections and paragraphs in this Commitment are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof. As used in this Commitment, the singular shall include the plural and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires. If any provision of this Commitment, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated to be invalid, the validity of the remainder of this Commitment shall be construed as if such invalid part were never included herein. This Commitment may not be modified or amended in any manner except by a written instrument executed by Lender and Borrower. Time is of the essence of this Commitment. All exhibits, if any, to this Commitment shall be incorporated into and made a part of this Commitment.

         24. Waiver of Jury Trial. Borrower, Guarantor and Lender knowingly, voluntarily and intentionally waive the right to a trial by jury with regards to any litigation based on or arising from this Commitment, or any obligations resulting from or relating to this Commitment, or any agreement contemplated to be executed in conjunction herewith, or any course of dealing, course of conduct, statement (whether verbal or written), or actions of Borrower, Guarantor or Lender. This provision is a material inducement for Lender entering into this Commitment.

         25. Litigation. Any litigation between the parties brought in connection with this Commitment or concerning the subject matter hereof prior to closing of the Loan shall only be brought in Pinellas County, Florida. In any such litigation, Lender shall be entitled to an award of its reasonable attorneys' fees and costs, if it is the prevailing party.

         26. Assignment, Participation and Servicing. The Lender shall have the right in its sole discretion to assign the Loan or participate the Loan with one or more participants of Lender's choice. Lender shall also have the right in its sole discretion to delegate servicing of the Loan to a servicing company of Lender's choice.

         27. Broker's Commissions. Borrower shall be solely responsible for commissions due any loan broker in connection with the Loan. Borrower and Guarantor, jointly and severally, agree to defend, indemnify and hold Lender harmless of and from any claim for loan brokerage commissions.

         28. Prohibition on Transfer. The Security Agreement will provide for the right of the Lender to declare the Loan to be immediately due and payable in the event after loan closing of (a) change in the ownership, legal or beneficial of the Equipment or a change in the majority ownership or control of the Borrower without the prior written consent of Lender, or (b) the Equipment shall be encumbered by any secondary or subordinate financing or lien without the prior written consent of Lender.

         29. No Other Financing. By your acceptance hereof, you covenant and certify with and to the Bank that the Bank has not agreed to, assured, represented or indicated to you that it is willing to extend any further or other credit facility to you and/or any other party and/or give, grant or permit any concession, amendment, indulgence, forbearance, waiver or modification of any other loan or credit facility to the Borrower or any party, except as may be otherwise expressly herein set forth.

         30. Time. Time is of the essence with respect to all dates and periods of time set forth in this commitment.

         31. Acceptance. Indicate your acceptance of Lender's offer by signing below, initialing all exhibits and returning the original of this commitment and all exhibits no later than January 19, 2000 with your check for Loan fees due and payable in the amount of $4,000.00.

         Lender may, prior to closing, make additional requirements as Lender or Lender's legal counsel may deem necessary. It is further understood and agreed that the terms and conditions of this commitment will survive the closing of the Loan hereby contemplated and that the Loan will be closed in accordance with Lender's generally accepted closing practices.





                                      Very truly yours,

                                      REPUBLIC BANK

                                      By: /s/ James J. McGarry
                                         ------------------------------
                                      Name:   James J. McGarry
                                      Title:  Executive Vice President

         The foregoing terms and conditions are hereby accepted and agreed to this _____ day of January, 2000.




BORROWER:

American Group, Inc., a Nevada corporation

By:
   ------------------------
Name:    Eric W. Deckinger
Title:   President



GUARANTOR:



---------------------------
Eric W. Deckinger

                              ANTI-COERCION LETTER


         THE FOLLOWING STATEMENT IS REQUIRED UNDER RULE 4-124 OF THE RULES AND REGULATIONS PROMULGATED BY THE INSURANCE COMMISSIONER RELATIVE TO ANTI-COERCION


         The Insurance Laws of this state provide that the lender may not require the borrowers to take insurance through any particular insurance agent or company to protect the Equipment.

         The borrowers are subject to the rules adopted by the Insurance Commissioner, have the right to have the insurance placed with an insurance agent or company of borrowers' choice, provided the company or agent meets the requirements of the lender. The lender has the right to designate reasonable financial requirements as to the company and the adequacy of the coverage.

         The undersigned borrowers have read the foregoing statement, or the rules of the Insurance Commissioner relative thereto, and understand the undersigneds' rights and privileges and those of the lender relative to the placing of such insurance.

         The undersigned agree to the terms and conditions of Republic Lender's insurance requirements.

         The undersigned borrowers have selected the __________________________ Insurance Company whose address to write the insurance covering the Equipment.




                                               BORROWER:

                                               American Group, Inc.

                                               By:
                                                  ----------------------
                                               Name:  Eric W. Deckinger
                                               Title: President

Dated:
      --------------------------

                                   EXHIBIT "A"

Sources of Funds                                                   Uses of Funds
         Republic Bank Loan               $   700,000.00           Acquisition Costs      $ 1,475,000.00
         (Less interest reserve)
         Cash Equity                          335,000.00           Total Uses of Funds    $ 1,475,000.00
         Dealer Loan                          315,000.00
         Trade In Credit                      125,000.00
                                              ----------
                                          $ 1,475,000.00

         Interest Reserve                 $   100,000.00